Exhibit 107

Calculation of Filing Fee Tables

424B5

(Form Type)

POET Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares	457(r)	20,689,656	$7.25	$150,000,006		0.00013810	$20,715	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—	—	—	—	—	—
	Total Offering Amounts					$150,000,006	(1)	0.00013810	$20,715
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$20,715

(1)

The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) of the Securities Act, the Registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-292868 filed on January 22, 2026 (the “Registration Statement”). This registration fee table shall be deemed to update the “Calculation of Filing Fee Table” in the Registration Statement in accordance with Rules 456(b) and 457(r) under the Securities Act, which registration fee is paid herewith for the related offering. The prospectus supplement to which this registration fee table is attached is a final prospectus for the related offering.